Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brigham Minerals, Inc.:

We consent to the use of our report dated March 18, 2019, with respect to the balance sheets of Brigham Minerals, Inc. as of December 31, 2018 and 2017, the related statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended and the related notes (collectively, the financial statements), incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

April 17, 2019